Exhibit 99.1

RealD and Regal Entertainment Group to Double 3D Cinema Screen Count

Agreement Adds 1,500 Screens to Existing Commitment for a Total Deployment of Up to 3,000 RealD 3D-Enabled Screens

LOS ANGELES & KNOXVILLE, Tenn., Jan 27, 2011 (BUSINESS WIRE) —

RealD Inc. (NYSE: RLD), a leading global licensor of 3D technologies for cinema, consumer electronics and professional applications, and Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, announced today that they have agreed to expand their 3D cinema relationship by adding up to 1,500 additional RealD 3D-enabled screens across the Regal Entertainment Group theatre circuit.  This agreement amends the May 2008 contract, which provided for the installation of 1,500 RealD 3D-enabled screens, doubling the arrangement to up to a total of 3,000 RealD 3D-enabled screens.

“We continue to see high demand from moviegoers for RealD’s premium 3D viewing experience and to meet that demand Regal expects to 3D-enable approximately 40% of its screens as part of its ongoing nationwide digital rollout,” said Amy Miles, CEO of Regal Entertainment Group.  “Doubling our agreement for RealD 3D-enabled screens will allow us to play multiple 3D films at the same time and assure moviegoers the option of seeing films in a premium 3D format.”

“Regal is the largest theatre circuit in the United States and their expanding up to 3,000 RealD 3D-enabled screens shows an unwavering commitment to 3D and an acknowledgement of the premium entertainment experience RealD delivers,” said Michael V. Lewis, Chairman and CEO of RealD Inc.  “Demand for 3D continues to rise with Hollywood releasing 22 3D films in 2010 and approximately 35 3D films currently slated for release in 2011.”

RealD is one of the world’s leading 3D technology licensors for movie theaters with the 15 largest motion picture exhibitors in the world using RealD 3D-enabled screens. As of the fiscal quarter ending September 24, 2010, RealD had deployed its 3D technology on approximately 9,300 theatre screens worldwide.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, RealD Format and gaming technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content. RealD’s cutting-edge 3D technologies have been used for applications such as piloting the Mars Rover. For more information, please visit www.RealD.com or www.facebook.com/RealD3D.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the United States. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,698 screens in 539 locations in 37 states and the District of Columbia. Regal operates theatres in 43 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations. Additional information is available on the Company’s web site at www.REGmovies.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements, including but not limited to: statements concerning the anticipated rollout of RealD 3D technology across the Regal Entertainment Group theater circuit.  These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause that could cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

© 2011. RealD Inc. All Rights Reserved.

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Media Contact:

Rick Heineman

Vice President, Marketing Communications

RealD Inc.

310-385-4020

rheineman@reald.com

Dick Westerling

Senior Vice President of Marketing & Advertising

Regal Entertainment Group

865-925-9539